CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #857 to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our report dated May 30, 2023 on the financial statements and financial highlights of Osterweis Fund, Osterweis Strategic Income Fund, Osterweis Growth & Income Fund, Osterweis Total Return Fund, Osterweis Emerging Opportunity Fund, Osterweis Short Duration Credit Fund and Osterweis Sustainable Credit Fund, each a series of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 2023 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
June 30, 2023